CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated March 22, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 2-94930 and 811- 4175) of Dreyfus Cash Management.

ERNST & YOUNG LLP
New York, New York May 21, 2007